Exhibit 11

                 Statement of Computation of Per Share Earnings

                        HARRINGTON FINANCIAL GROUP, INC.

                 Exhibit 11 - Computation of Per Share Earnings
                        For the Year Ended June 30, 1997

YEAR ENDED JUNE 30, 1997:

                                                                        Primary         Fully Diluted
                                                                      -----------       -------------
Weighted Average Number of Shares:
   Average Common Shares Outstanding at June 30, 1997                    3,256,738         3,256,738

Dilutive Effect for Stock Options at June 30, 1997                          42,343            57,611
                                                                      -----------        ----------

Weighted Average Shares at June 30, 1997                                 3,299,081         3,314,349
                                                                      ===========        ==========

Net Income to be Used to Compute  Primary and Fully Diluted  Earnings per Average
   Common Share:
      Net Income                                                      $ 2,002,000        $2,002,000
                                                                      ===========        ==========

Earnings per Common Share                                                $   0.61 (a)       $  0.60 (a)
                                                                         ========           =======

Note:
(a) This calculation is submitted in accordance with Regulation S-K item 601 (b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.